EXHIBIT 10.1

EIP SHARE UNIT AWARD AGREEMENT

Platinum Underwriters Holdings, Ltd.
Amended and Restated Executive Incentive Plan

This EIP SHARE UNIT AWARD AGREEMENT (this “Agreement”) made as of this      day of      , 20     , between Platinum Underwriters Holdings, Ltd., a Bermuda company (the “Company”), and      (the “Participant”), is made pursuant to the terms of the Company’s Amended and Restated Executive Incentive Plan (the “Plan”) in conjunction with the Company’s 2006 Share Incentive Plan or any successor plan (the “Share Incentive Plan”) and the Company’s Section 162(m) Performance Incentive Plan or any successor plan.

Section 1. Definitions. Capitalized terms used herein but not defined shall have the meanings set forth in the Plan. For purposes of this Agreement, the terms “Disability” and “Separation from Service” shall have the meanings attributed to such terms under section 409A of the Internal Revenue Code and the treasury regulations and other guidance promulgated thereunder.

Section 2. Share Unit Award. The Company hereby grants to the Participant a Share Unit Award of      share units (the “Share Units”) in respect of the       Performance Cycle (the “Performance Cycle”) under the Plan. The Share Units are notional, non-voting units of measurement based on the Fair Market Value (as defined in the Share Incentive Plan) of the Common Shares, which will entitle the Participant to receive a payment, subject to the terms hereof, in Common Shares within thirty (30) days following the Vesting Date (as defined below).

Section 3. Vesting Requirements. The Share Units shall become fully vested on the third anniversary of the date hereof (the “Vesting Date”), subject to the Participant’s continued employment with the Company or any of its subsidiaries through the Vesting Date.

Section 4. Termination of Employment.

(a) General Rule. Subject to the provisions of Section 4(b) hereof, in the event of the Participant’s termination of employment with the Company or any of its subsidiaries for any reason prior to the Vesting Date, the Share Units shall be immediately forfeited and automatically cancelled without further action of the Company.

(b) Exceptions. Notwithstanding the provisions of Section 4(a) hereof, in the event of the Participant’s termination of employment with the Company or any of its subsidiaries prior to the Vesting Date (i) by the Company without “Cause” (as defined below), (ii) as a result of death or Disability, or (iii) upon the Participant’s retirement from the Company with the consent of the Committee, the Participant shall be entitled to receive a payment in respect of the Share Units on a prorated basis, based on the period of the Participant’s service with the Company and the performance levels achieved by the Company for the Performance Cycle as of the end of the fiscal quarter following the date of termination. For purposes hereof, the term “Cause” shall mean: (i) the Participant’s willful and continued failure to substantially perform the Participant’s duties to the Company or any subsidiaries of the Company; (ii) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (iii) the Participant’s engagement in any malfeasance or fraud or dishonesty of a substantial nature in connection with the Participant’s position with the Company or any of its subsidiaries, or other willful act that materially damages the reputation of the Company or any of its subsidiaries; (iv) the Participant’s breach of any restrictive covenants agreed to between the Participant and the Company or any subsidiaries of the Company; or (v) the sale, transfer or hypothecation by the Participant, prior to the payment in respect of the Award hereunder, of Common Shares in violation of the Share Ownership Guidelines. Notwithstanding the foregoing, the Participant’s employment will be treated as having been terminated without Cause under this Agreement in the event of any termination by the Company or any subsidiary of the Company without “cause” or by the Participant for “good reason,” as such terms or comparable terms are defined under any employment agreement in effect from time to time between the Participant and the Company or any subsidiary of the Company.

Section 5. Payment of Award.

(a) General. Subject to the provisions of Sections 5(c) and 5(d) hereof, payment in respect of the Award hereunder shall be made in Common Shares as soon as practicable following the later of the Vesting Date and the date that the Committee shall have approved the financial results of the Company for the Performance Cycle, provided no payment hereunder may be made following the later of: (i) the last day in the calendar year in which the Vesting Date occurs, and (ii) the 15th day of the third month following the Vesting Date. The amount of the payment to be made in respect of the Award will be determined in accordance with the terms of this Agreement, the Plan and the payment schedule set forth as Exhibit A hereto, which is based on the degree of the Company’s achievement of Average Annual ROE (i.e. return on equity) during the Performance Cycle.

(b) Withholding. The payment in respect of the Share Units shall be made to the Participant after deduction of applicable withholding taxes in the amount determined by the Committee, which shall be withheld at the applicable supplemental wage withholding rate, or such other rate as determined by the Committee, provided that such amount shall not exceed the Participant’s estimated federal, state and local tax obligation with respect to payment in respect of the Share Units. In lieu of the foregoing, the Committee may allow the Participant to pay the applicable withholding taxes to the Company in cash or such other form as approved by the Committee.

(c) Separation from Service. Notwithstanding the provisions of Section 5(a) hereof, with respect to a payment pursuant to Section 4(b) hereof (other than a payment as a result of the death of a Participant), the Participant shall receive such payment on the date that is six (6) months following a Separation from Service. With respect to a payment pursuant to Section 4(b) hereof as a result of the death of the Participant, the amount due under Section 4(b) shall be paid as soon as practicable following such death but in no event following the later of: (i) the last day in the calendar year in which the death occurs, and (ii) the 15th day of the third month following such death.

(d) Change in Control. Notwithstanding the provisions of Section 5(a) hereof, upon a Change in Control of the Company that constitutes a change in ownership or effective control of the Company (or a change in the ownership of a substantial portion of the Company’s assets), within the meaning of Section 409A of the Code, the Participant shall receive payment in respect of the Award hereunder in accordance with the provisions of Section 8 of the Plan. Notwithstanding the foregoing, the Participant shall in no event receive any such payment following the later of: (i) the last day in the calendar year in which the Change in Control occurs, and (ii) the 15th day of the third month following the Change in Control.

Section 6. Restrictions on Transfer. No portion of the Share Units may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Share Units as provided herein, unless and until the payment of the Share Units in accordance with Section 5 hereof.

Section 7. Limitation of Rights. The Participant shall not have any privileges of a shareholder of the Company with respect to the Common Shares payable hereunder, including without limitation any right to vote such shares or to receive dividends or other distributions in respect thereof, until the date of the issuance to the Participant of a share certificate evidencing such Common Shares. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of the Company or any subsidiary or to interfere in any way with any right of the Company to terminate the Participant’s employment at any time.

Section 8. Changes in Capitalization. The Award shall be subject to the provisions of the Share Incentive Plan relating to adjustments for changes in corporate capitalization.

Section 9. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Secretary of the Company. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

Section 10. Construction. This Agreement and the Award evidenced hereby are granted by the Company pursuant to the Plan and the Share Incentive Plan and are in all respects subject to the terms and conditions of the Plan and the Share Incentive Plan. The Participant hereby acknowledges that a copy of each of the Plan and the Share Incentive Plan has been delivered to the Participant and the Participant accepts the Share Units hereunder subject to all terms and provisions of the Plan and the Share Incentive Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan or the Share Incentive Plan, then the Plan or the Share Incentive Plan, as applicable, shall govern and prevail. The construction of and decisions under the Plan, the Share Incentive Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 11. Governing Law. This Agreement and the Award hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, excluding the choice of law rules thereof.

Section 12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Company.

Section 14. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

Section 15. Previous Awards. With respect to previous awards (each, a “Previous Award”) granted to the Participant under the Plan or its predecessor plans under EIP Share Unit Award Agreements dated      (each, a “Previous Award Agreement”), notwithstanding anything to the contrary in such Previous Award Agreements, the following provisions shall apply:

(a) The Share Units under a Previous Award Agreement that have not become fully vested shall become fully vested on the third anniversary of the date of such Previous Award Agreement (the “Previous Award Vesting Date”), subject to the Participant’s continued employment with the Company or any of its subsidiaries through such Previous Award Vesting Date.

(b) Except as provided in paragraphs (c) and (d) below, payments in respect of a Previous Award shall be made in Common Shares as soon as practicable following the later of the Previous Award Vesting Date and the date that the Committee shall have approved the financial results of the Company for the applicable Performance Cycle for such Previous Award, provided no payment hereunder may be made following the later of: (i) the last day in the calendar year in which the applicable Previous Award Vesting Date occurs, and (ii) the 15th day of the third month following the applicable Previous Award Vesting Date.

(c) With respect to a payment pursuant to Section 4(b) of a Previous Award Agreement (other than a payment as a result of the death of a Participant), the Participant shall receive such payment on the date that is six (6) months following a Separation from Service. With respect to a payment pursuant to Section 4(b) of a Previous Award Agreement as a result of the death of the Participant, the amount due under Section 4(b) of the Previous Award Agreement shall be paid as soon as practicable following such death but in no event following the later of: (i) the last day in the calendar year in which the death occurs, and (ii) the 15th day of the third month following such death.

(d) Notwithstanding the provisions of Section 5(d) of a Previous Award Agreement, only upon a Change in Control of the Company that constitutes a change in ownership or effective control of the Company (or a change in the ownership of a substantial portion of the Company’s assets), within the meaning of Section 409A of the Code, shall the Participant receive payment in respect of the Previous Award thereunder in accordance with the provisions of Section 8 of the Plan or in accordance with the analogous provisions of the predecessor plan. Notwithstanding the foregoing, the Participant shall in no event receive any such payment following the later of: (i) the last day in the calendar year in which such Change in Control occurs, and (ii) the 15th day of the third month following such Change in Control.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date first above written.

PLATINUM UNDERWRITERS HOLDINGS, LTD.

By:
Name:
Title:

PARTICIPANT

By:

Name: